For Immediate Release

ENCORE MEDICAL CORPORATION COMPLETES DIVESTITURE OF
ORTHOPEDIC SOFT GOODS PRODUCT LINE

August 9, 2005, Austin, Texas – Encore Medical Corporation (NASDAQ: ENMC) announced today that it has successfully completed the divesture of certain assets which comprise its bracing, splinting, and patient safety products for cash consideration of $10 million, net of certain customary closing adjustments. The purchaser was dj Orthopedics, Inc. Proceeds will be used to reduce indebtedness under the Company’s senior credit facility.

Kenneth W. Davidson, Chief Executive Officer of Encore Medical Corporation, stated, “This divesture provides us with a strategic opportunity to reduce our indebtedness and focus additional resources on the continued growth of our core surgical implant and orthopedic rehabilitation product lines.”

Cleary Oxford & Associates served as the financial advisor to Encore Medical.

Encore Medical Corporation is a diversified orthopedic device company that develops, manufactures and distributes a comprehensive range of high quality orthopedic devices, including surgical implants, sports medicine equipment and products for orthopedic rehabilitation, pain management and physical therapy. Based in Austin, Texas, Encore’s products are used by orthopedic surgeons, physicians, therapists, athletic trainers and other healthcare professionals to treat patients with musculoskeletal conditions resulting from degenerative diseases, deformities, traumatic events and sports-related injuries, and our non-invasive medical devices and related accessories are primarily used by patients for at-home physical therapy. Encore’s Surgical Implant Division offers a comprehensive suite of reconstructive joint products and spinal implants. Through our Orthopedic Rehabilitation Division, Encore is a leading manufacturer and distributor of orthopedic rehabilitation equipment in the United States. For more information, visit http://www.encoremed.com.

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Except for the historical information contained herein, the matters discussed are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, such as the timely availability of new products, the impacts of competitive products and pricing, the ability to continue to obtain long-term financing, and other risks and uncertainties set forth in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.

For:	Encore Medical Corporation

Contact:	Harry L. Zimmerman Executive Vice President – General Counsel (512) 832-9500 harry_zimmerman@encoremed.com

Media:	Davis Henley Vice President – Business Development (512) 832-9500 davis_henley@encoremed.com